Exhibit 10(l)

WESTAR ENERGY, INC. 401(k) BENEFIT RESTORATION PLAN

The Westar Energy, Inc. 401(k) Benefit Restoration Plan (the "Plan") is adopted effective January 1, 2015, and is intended to be an unfunded, top hat and nonqualified deferred compensation arrangement. The Plan is established and maintained by Westar Energy, Inc. solely for the purpose of providing benefits in excess of the limitations on benefits imposed by the Internal Revenue Code on qualified retirement plans for certain of its executive officers who participate in both the Westar Energy, Inc. Employees’ 401(k) Savings Plan and the Westar Energy, Inc. Retirement Plan as a Cash Balance Member.
Accordingly, Westar Energy, Inc. hereby adopts the Plan pursuant to the terms and provisions set forth below:
ARTICLE I.
DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:
1.1    "Account" means the bookkeeping entry used to record Supplemental Company Matching Contributions to a Participant under the Plan
1.2    "Beneficiary" means the person designated under the Plan to receive any death benefit payable with respect to a Participant
1.3    "Board" means the Board of Directors of the Company.
1.4    "Change in Control" means any one of events (a), (b) or (c):
(a)    Change in the Ownership of Company.
Any one person, or more than one person acting as a group (as defined below in (d)) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.
(b)    Change in the Effective Control of Company.
Either (i) any one person, or more than one person acting as a group (as defined below in (d)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company; or (ii) a majority of members of the Company's Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board prior to the date of the appointment or election.

(c)    Change in the Ownership of a Substantial Portion of Company's Assets.
Any one person, or more than one person acting as a group (as defined below in (d)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value ("gross fair market value" means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets) equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
(d)    Persons Acting as a Group.
Persons will not be considered to be acting as a group solely because they purchase or own stock, or purchase assets, of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the corporation. If a person, including an entity or entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation (only with respect to the ownership in that corporation in the case of a change in the Effective Control of a Company or only to the extent of the ownership in that corporation in the case of a Change in the Ownership of a Substantial Portion of a Company’s Assets) prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
1.5    "Company" means Westar Energy, Inc., a Kansas corporation, or, to the extent provided in Section 6.8 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.
1.6    "Compensation" means a Participant’s "Annual Compensation" as defined in the Qualified Savings Plan, but determined without regard to the Statutory Limit.
1.7    "IRC" means the Internal Revenue code of 1986 as amended, and includes any final regulations interpreting the Code.
1.8    "Participant" means an executive officer of the Company who is a participant under both the Qualified Savings Plan (or any successor or replacement of the Qualified Savings Plan) and the Westar Energy, Inc. Retirement Plan as a Cash Balance Member and who is designated by the Board to receive a benefit payable under the Plan.
1.9    "Plan" means the Westar Energy, Inc. 401(k) Benefit Restoration Plan.

1.10    "Plan Year" means the calendar year.
1.11    "Qualified Savings Plan" means the Westar Energy, Inc. Employees’ 401(k) Savings Plan.
1.12    "Qualified Savings Plan Company Matching Contribution" means the matching contribution made by the Company to a Participant's account in the Qualified Savings Plan.
1.13    "Separation From Service" means the Participant's death, retirement or other termination of employment with the Company. A Separation From Service shall not occur if the Participant is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six (6) months, or if longer, as the Participant's right to reemployment with the Company is provided either by statute or by contract.
1.14    "Statutory Limit" means the limit on eligible compensation under tax-qualified defined contribution plans imposed by IRC Section 401(a)(17).
1.15    Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.
ARTICLE II.
ELIGIBILITY

A Participant in the Qualified Savings Plan who has made the maximum elective deferrals under IRC Section 402(g) or the maximum contributions under the terms of the Qualified Savings Plan shall be eligible to participate in the Plan and to receive the Supplemental Company Matching Contributions hereunder.
ARTICLE III.
SUPPLEMENTAL COMPANY MATCHING CONTRIBUTIONS

3.1    Amount of Contributions. Not later than December 31 of each Plan Year the Company will make a Supplemental Company Matching Contribution to this Plan on behalf of each Participant in an amount equal to the difference between (i) and (ii) below

(i)	4.5% [i.e. 75% of 6%] of the Participant’s Compensation
LESS

(ii)	The amount of the Qualified Savings Plan Company Matching Contribution actually allocated to the Participant’s Qualified Savings Plan for the Plan Year.

3.2    Investment of Supplemental Company Matching Contributions. Amounts credited hereunder to the Account of a Participant shall be treated as if they were actually invested in the Qualified Savings Plan of the Participant and shall be subject to the same Participant investment elections, and credited with gains and losses at the same time and in the same manner, as is applicable to amounts invested in the Qualified Savings Plan of such Participant. A change by a Participant in the investment election applicable to amounts in his Qualified Savings Plan, or a direction to transfer amounts in his Qualified Savings Plan among investment funds maintained under the Qualified Savings Plan, will also apply to amounts credited to his Account under this Plan and will be effective at the same time that such change in election or direction to transfer is applicable to the Qualified Savings Plan.
3.3    Vesting. A Participant’s Account under this Plan shall be 100 percent vested at all times.
3.4    Distribution of Account Upon Separation from Service. A Participant’s Account shall be distributed in a lump sum in cash on the first business day of the seventh month following Separation from Service (or if earlier, on the 30th day following the date of his death) with accrued interest at the prime rate in effect on the date of the Participant’s Separation from Service as reported in The Wall Street Journal (or if no longer reported by said newspaper, then as reported in such other nationally recognized publication as selected by the Company) for the period of delay since Participant’s Separation from Service.
3.5    Distribution Upon Change in Control. A Participant’s Account shall be paid in a lump sum in cash on the first business day of the month following Change in Control.
ARTICLE IV.
ADMINISTRATION OF THE PLAN

4.1    Administration by the Company. The Company shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.
4.2    General Powers of Administration. All provisions set forth in the Qualified Savings Plan with respect to the administrative powers and duties of the Company, expenses of administration, and procedures for filing claims shall also be applicable with respect to the Plan. The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan.
4.3    Claims Procedure. The Claims Procedure is set forth in Exhibit A attached hereto.

ARTICLE V.
AMENDMENT OF TERMINATION

5.1    Amendment or Termination. The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date set forth in such resolution.
5.2    Effect of Amendment or Termination. No amendment or termination of the Plan shall directly or indirectly deprive any current or former Participant of all or any portion of his Account, payment of which has commenced prior to the effective date of such amendment or termination or which would be payable if the Participant terminated employment for any reason, including death, on such effective date.
ARTICLE VI.
GENERAL PROVISIONS

6.1    Funding. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. No Participant, or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.
6.2    No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.
6.3    No Enlargement of Employee Rights. No Participant shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.
6.4    Spendthrift Provision. No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.
6.5    Applicable Law. The Plan shall be construed and administered under the laws of the State of Kansas.

6.6    Small Benefits. If the actuarial value of any Account is less than $5,000, the Company may pay the actuarial value of such Account to the Participant in a single lump sum in lieu of any further benefit payments hereunder.
6.7    Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.
6.8    Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 5.2.
6.9    Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, Beneficiary or any other person for any claim, loss, liability or expense incurred in connection with the Plan.
6.10    Department of Labor Notice. The Company shall be responsible for filing with the Department of Labor a notice in the form attached hereto as Exhibit B, not later than 120 days after the adoption of this Plan.
6.11    Compliance with IRC Section 409A. It is the intent of the parties that the provisions of the Plan and any Plan Agreement executed hereunder comply with IRC Section 409A and the Treasury regulations and guidance issued thereunder ("Section 409A") and that the Plan and any Plan Agreement executed hereunder be interpreted and operated consistent with such requirements of Section 409A in order to avoid the application of additive income taxes under Section 409A ("409A Penalties"). To the extent that a payment, or the settlement or deferral thereof, is subject to Section 409A, except as the Participant and the Board otherwise determine in writing, the payment shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the payment, settlement or deferral shall not be subject to the 409A Penalties.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by a duly authorized officer this 10th day of December, 2014.

WESTAR ENERGY, INC.

By: /s/ Jerl Banning

EXHIBIT A
CLAIMS PROCEDURES

I.	Initial Claim.

A.	Submitting the Claim
Upon request, the Plan Administrator shall provide any Participant or Beneficiary ("Claimant") with a claim form which the Claimant can use to request benefits. In addition, the Plan Administrator will consider any written request for benefits under the Plan to be a claim.

B.	Approval of Initial Claim
If a claim for benefits is approved, the Plan Administrator shall provide the Claimant with written or electronic notice of such approval. The notice shall include:

1.	The amount of benefits to which the Claimant is entitled.

2.	The duration of such benefit.

3.	The time the benefit is to commence.

4.	Other pertinent information concerning the benefit.

C.	Denial of Initial Claim
If a claim for benefits is denied (in whole or in part) by the Plan Administrator, the Plan Administrator shall provide the Claimant with written or electronic notification of such denial within ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. (See Section III for the procedures concerning extensions of time.)
The notice of denial of the claim shall include:

1.	The specific reason that the claim was denied.

2.	A reference to the specific plan provisions on which the denial was based.

3.	A description of any additional material or information necessary to perfect the claim, and an explanation of why this material or information is necessary.

4.
A description of the plan's appeal procedures and the time limits that apply to such procedures, including a statement of the Claimant's right to bring a civil action under ERISA Section 502(a) if the claim is denied on appeal.

The Claimant (or his duly authorized representative) may review pertinent documents and submit issues and comments in writing to the Plan Administrator. The Claimant may appeal the denial as set forth in the next section of this procedure. IF THE CLAIMANT FAILS TO

APPEAL SUCH ACTION TO THE PLAN ADMINISTRATOR IN WRITING WITHIN THE PRESCRIBED PERIOD OF TIME DESCRIBED IN THE NEXT SECTION, THE PLAN ADMINISTRATOR'S DENIAL OF A CLAIM SHALL BE FINAL, BINDING AND CONCLUSIVE.

II.	Appeal Procedures

A.	Filing the Appeal
In the event that a claim is denied (in whole or in part), the Claimant may appeal the denial by giving written notice of the appeal to the Plan Administrator within 60 days after the Claimant receives the notice of denial of the claim.
At the same time the Claimant submits a notice of appeal, the Claimant may also submit written comments, documents, records, and other information relating to the claim. Westar Energy, Inc. ("Company") (or its designee) shall review and consider this information without regard to whether the information was submitted or considered in conjunction with the initial claim.

B.	General Appeal Procedure
Company may hold a hearing or otherwise ascertain such facts as it deems necessary and shall render a decision which shall be binding upon both parties.
Company shall render a decision on appeal within sixty (60) days after the receipt by the Plan Administrator of the notice of appeal, unless special circumstances require an extension of time. (See Section III for the procedures concerning extensions of time.)
The appeal decision of Company shall be provided in written or electronic form to the Claimant. If the appeal decision is adverse to the Claimant, then the written decision shall include the following:

1.	The specific reason or reasons for the appeal decision.

2.	Reference to the specific plan provisions on which the appeal decision is based.

3.
A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits. (Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to 29 C.F.R. § 2560.503-1 (m)(8).)

4.	A statement describing any voluntary appeal procedures offered by the Plan and the Claimant's right to obtain the information about such procedures.

5.	A statement of the Claimant's right to bring an action under Section 502(a) of the Employee Retirement Income Security Act.

III.	Extensions of Time

A.	Notice of Extension
If Company requires an extension of time, Company shall provide the Claimant with written or electronic notice of the extension before the first day of the extension.
The notice of the extension shall include:

6.	An explanation of the circumstances requiring the extension.

7.	The date by which the Administrator or Company expects to render a decision.

B.	Length of Extension
For purposes of an initial claim, no more than one extension of ninety (90) days shall be allowed.
For purposes of an appeal, no more than one extension of sixty (60) days shall be allowed.

EXHIBIT B
CERTIFIED MAIL
RETURN RECEIPT NO._________

Secretary of Labor Top Hat Plan Exemption Employee Benefits Security Administration Room N-1513 U.S. Department of Labor 200 Constitution Avenue NW Washington, DC 20210

WESTAR ENERGY, INC.

REPORTING AND DISCLOSURE COMPLIANCE STATEMENT
In compliance with Section 110 of the Employee Retirement Income Security Act of 1974 ("ERISA") and the Regulations thereunder, found at 29 CFR 2520.104-23, Westar Energy, Inc. is filing this Reporting and Disclosure Compliance Statement and in connection herewith provides the following information:

EMPLOYER	WESTAR ENERGY, INC.
ADDRESS:	818 SOUTH KANSAS AVE. P.O. BOX 889 TOPEKA, KS 66612
EMPLOYER IDENTIFICATION #:	48-0290150
PLAN NAME:	WESTAR ENERGY, INC 401(k) Benefit Restoration Plan
NUMBER OF PLANS:	[___ONE_______]
NUMBER OF EMPLOYEES PARTICIPATING IN PLAN:	[__________]

Westar Energy, Inc. maintains the above-named unfunded Plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.
Westar Energy, Inc. will provide the plan documents to the Secretary of Labor upon request, as required by Section 104(a)(1) of ERISA.
WESTAR ENERGY, INC.

By:

Title:
Date: